                                                                     EXHIBIT 4.4

              CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                          ASTERISKS DENOTE OMISSIONS.




                           FORM OF PERFORMANCE WARRANT




THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                         PERFORMANCE WARRANT TO PURCHASE
                    1,352,158 SHARES OF CLASS A COMMON STOCK
                                       OF
                                 MEDSCAPE, INC.,
                             A DELAWARE CORPORATION

                                     ISSUED
                                SEPTEMBER 3, 1999

         1. GENERAL.

         (a) THIS CERTIFIES that, for value received, AMERICA ONLINE, INC. ("AOL"), or assigns, is entitled to subscribe for and purchase from MEDSCAPE, INC., a Delaware corporation (the "Corporation"), at any time or from time to time during the period (the "Exercise Period") commencing at such time as shall be determined in accordance with Section 1(b) hereof and ending on the seventh
(7th) anniversary of the date hereof, on the terms and subject to the provisions hereinafter set forth, up to 1,352,158 of shares (subject to adjustment as provided herein) (the "Warrant Shares") of fully paid and non-assessable shares of Class A Common Stock, $0.01 par value, of the Corporation, or shares of common stock issuable upon conversion thereof, at a price per share (the "Warrant Price") as shall be determined in accordance with Section 1(b) hereof.

This Warrant is being issued pursuant an Interactive Services Agreement dated as of the date hereof (the "Agreement"), between the Corporation and AOL. All terms used but not defined herein shall have the meanings set forth in the Agreement.

                  (b) This Warrant shall become exercisable as to that number of Warrant Shares, and at such times, as follows:

                           (i) upon the first anniversary of the date of
                  issuance of this Warrant (the "Issuance Date"),* Warrant Shares shall vest and become immediately exercisable if, but only if, during the immediately preceding 12 months (the "First Year") no fewer than 72.5 Million Page Views (as such term is defined below) were attributable to AOL in accordance with the terms of the Agreement (the


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                  "First Threshold"), at a price per share equal to the Fair
                  Market Value (as defined in Section 3 hereof) as of the first anniversary of the Issuance Date;

                            (ii) upon the second anniversary of the Issuance
                  Date, * Warrant Shares shall vest and become immediately exercisable if, but only if, during the immediately preceding 12 months (the "Second Year") no fewer than 180 Million Page Views were attributable to AOL in accordance with the terms of the Agreement (the "Second Threshold"), at a price per share equal to the Fair Market Value (as defined in Section 3 hereof) as of the second anniversary of the Issuance Date; and

                           (iii) upon the third anniversary of the Issuance
                  Date, * Warrant Shares shall vest and become immediately exercisable if, but only if, during the immediately preceding 12 months (the "Third Year"; collectively with the First Year and the Second Year "Years"; each of the Years separately, a "Year") no fewer than 300 Million Page Views were attributable to AOL in accordance with the terms of the Agreement (the "Final Threshold"; collectively with the First Threshold and the Second Threshold, the "Thresholds"; each of the Thresholds separately, a "Threshold"), at a price per share equal to the Fair Market Value (as defined in Section 3 hereof) as of the third anniversary of the Issuance Date.

         A "Page View" is a user exposure to any page or screen on the ICP Internet Site. Whether a Threshold has been met during its respective Year shall be assessed independently and not cumulatively with respect to prior Thresholds or Years, such that if a Threshold has not been met during its respective Year, the shares of Warrant Stock subject to vesting hereunder with respect to such Year shall not otherwise be eligible to vest hereunder in subsequent Years or under any other circumstances. Notwithstanding the foregoing, in the event the Corporation has not accomplished Site and Content Preparation in compliance with the one hundred twenty (120) day schedule set forth in Exhibit A-3 of the Agreement for the completion of Phase II of the Site and Content Preparation (as defined in the Agreement) with respect to the AOL Service, AOL.com and Netscape Netcenter, then the Threshold targets set forth above shall be reduced on a pro rata basis by subtracting from the Threshold the number obtained by multiplying each such Threshold by a fraction (A) the numerator of which shall be the number of days after such one hundred twenty (120) day period until which the Corporation accomplishes the Site and Content Preparation contemplated in Exhibit A-3 of the Agreement with respect to the AOL Service, AOL.com and Netscape Netcenter and (B) the denominator of which shall be the number 365.

         Notwithstanding the foregoing to the contrary, this Warrant shall vest and become exercisable as to all of the Warrant Shares immediately upon the occurrence of a Stipulated Event. As used herein, the term "Stipulated Event" shall mean (a) a Corporate Transaction (as hereinafter defined) or (b) a termination of the Agreement that results from a material breach by the Corporation of the Agreement. As used herein, the term "Corporate Transaction" shall mean a Change of Control (as defined in the Agreement) involving a Named Entity (as defined in the Agreement).

         2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised by the holder hereof, as to those Warrant Shares for which this Warrant is then exercisable as determined in accordance with Section 1, in whole or in part, at any time or from time to time during the Exercise Period, by the surrender of this Warrant (properly endorsed) at the office of the Corporation at 134 West 29th Street New York, New York 10001-5399, or at such other agency or office of the Corporation in the United States of America as it may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Corporation, and by payment (either in cash, by check, by cancellation of indebtedness and/or in shares of capital stock of the Corporation valued at Fair Market Value (as hereinafter defined) on


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the date of such exercise) to the Corporation of the Warrant Price for each
Warrant Share being purchased. In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, registered in the name of the holder, and if this Warrant shall not have been exercised for all of the Warrant Shares, a new Warrant, registered in the name of the holder hereof, of like tenor to this Warrant, shall be delivered to the holder hereof within a reasonable time, not exceeding ten days, after the rights represented by this Warrant shall have been so exercised. The person in whose name any certificate for Warrant Shares is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

         3. EXCHANGE OF WARRANT.

                           (a) In addition to, and independent of, the rights of the holder of this Warrant set forth in Section 2 hereof, the holder hereof may at any time or from time to time during the Exercise Period elect to receive, without the payment by the holder of any additional consideration, that number of Warrant Shares determined as hereinafter provided in this
                           Section 3 by the surrender of this Warrant or any portion hereof to the Corporation, accompanied by an executed Notice of Exchange in substantially the form thereof attached hereto (the "Net Issue Election"). Thereupon, the Corporation shall issue to the holder hereof such number of fully paid and nonassessable Warrant Shares as is computed using the following formula:

                                   X = Y (A-B)
                                       -------
                                          A

 where  X =       the number of Warrant Shares to be issued to the holder
                  pursuant to this Section 3.

        Y = the number of Warrant Shares covered by this Warrant in respect of which the Net Issue Election is made pursuant to this Section 3.

        A = the Fair Market Value (as hereinafter defined) of one Warrant Share determined at the time the Net Issue Election is made pursuant to this Section 3 (the "Determination Date").

        B = the Warrant Price in effect under this Warrant at the time the Net Issue Election is made pursuant to this Section 3.

For purposes of the above calculation, "Fair Market Value" of one Warrant Share as of the Determination Date shall mean:


                           (i) Automated Quotation National Market System, if
                  applicable, or the average of the last bid and asked prices of the Common Stock quoted in the over-the-counter-market or (B) if the Common Stock is then traded on a national securities exchange, the average of the high and low prices of the Common Stock listed on the principal national securities exchange on which the Common


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                  Stock is so traded, in each case for the twenty (20) trading days immediately preceding the Determination Date or, if such date is not a business day on which shares are traded, the next immediately preceding trading day;

                           in the case of a sale of assets, the Corporation is
                  liquidated immediately following such sale and the consideration paid to the Corporation is immediately distributed to its stockholders); and

                           (iii) including, without limitation, recent sale and
                  offer prices of the capital stock of the Corporation in private transactions negotiated at arm's length (the "Board Determination"); provided, that the Corporation shall deliver to the Holder a written notice including the Board Determination of Fair Market Value and the basis therefore (the "Notice of Board Determination"); provided further that, the holder of this Warrant shall have the right and option, in its sole and absolute discretion, for five business days after receipt of the Notice of Board Determination to elect by written notice to the Corporation (the "Appraisal Notice") to have a nationally recognized independent investment banking firm jointly selected by (A) the Corporation and the holder of this Warrant or, (B) if such selection cannot be made within five business days after delivery of the Appraisal Notice, by a nationally recognized independent investment banking firm selected by the American Arbitration Association then obtaining, determine the fair market value per share of Common Stock, in each case at the Corporation's expense.

                           The closing of any Warrant Exchange shall take place
                  at the offices of the Corporation on the date specified in the Notice of Exchange (the "Exchange Date"), which shall be not less than five and not more than 30 days after the delivery of such Notice. At such closing, the Corporation shall issue and deliver to the holder or its designee a certificate or certificates for the Warrant Shares to be issued upon such Warrant Exchange, registered in the name of the holder or such designee, and if such Warrant Exchange shall not have been for all Warrant Shares, a new Warrant, registered in the name of the holder, of like tenor to this Warrant for the number of shares still subject to this Warrant following such Warrant Exchange.

         4. ADJUSTMENT OF WARRANT PRICE.


                  (a) The Warrant Price shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall at any time or from time to time during the Exercise Period and prior to the firm underwritten initial public offering of registered Common Stock of the Corporation, issue any shares of Common Stock (or be deemed to have issued any shares of Common Stock as provided herein), other than Excluded Securities (as defined in Section 4(a)(iv)) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of Common Stock, the Warrant Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing: (x) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4(a)(ii)(D)) immediately prior to such issuance multiplied by the Warrant Price in effect immediately prior to such issuance, plus (2) the consideration received by the Corporation upon such issuance, by (y) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 4(a)(ii)(D)) immediately after the issuance of such Common Stock.





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                                    (A) In the case of the issuance of Common
         Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (B) In the case of the issuance of Common
         Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                                    (C) In the case of the issuance of Common
         Stock without consideration, the consideration shall be deemed to be $0.01 per share.

                                    (D) In the case of the issuance of (x)
         options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities:

                                             (1) the aggregate maximum number of
                  shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), (B) and (C) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                             (2) the aggregate maximum number of
                  shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A), (B) and (C) above);

                                             (3) on any change in the number of
                  shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Warrant Price shall


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
                  forthwith be readjusted to such Warrant Price as would have resulted had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change) been made upon the basis of such change; provided, however, that such readjustment shall not result in a Warrant Price that is greater than the original Warrant Price; and

                                             (4) on the expiration of all such
                  options or rights, the termination of all such rights to convert or exchange or the expiration of all options or rights related to such convertible or exchangeable securities in each case having been issued by the Corporation for the same consideration (as determined pursuant to subdivision (A), (B) and (C) above), the applicable Warrant Price shall forthwith be readjusted to such Warrant Price as would have resulted had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities not been made; provided, however, that such readjustment shall not result in a Warrant Price that is greater that the original Warrant Price.

                           (iii) If, at any time during the Exercise Period, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be appropriately increased, in each case in proportion to such increase in outstanding shares.

                           (iv) If, at any time during the Exercise Period, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall be appropriately increased and the number of shares of Common Stock issuable upon exercise of this Warrant shall be appropriately decreased, in each case, in proportion to such decrease in outstanding shares.

                           (v) For purposes of Section 4(a), the term "Excluded Securities" shall mean (A) a number of shares of Common Stock equal to up to twenty five percent (25%) of the outstanding capital stock of the Corporation issued to officers, employees or directors of Corporation, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Corporation, or options to purchase or rights to subscribe for such Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities pursuant to such agreement, plan or arrangement; (B) shares of Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of Common Stock; or (C) securities issued pursuant to the acquisition of another corporation or other entity by the Corporation by merger or purchase of stock or purchase of all or substantially all of such other corporation's or other entity's assets whereby the Corporation owns not less than a majority of the voting power of such other corporation or other entity following such acquisition or purchase.



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                           (vi) All calculations under this Section 4 shall be
         made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be.


                  (b) Whenever the Warrant Price shall be adjusted as provided in this Section 4 the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Common Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the adjusted Warrant Price. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of a Warrant at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions set forth immediately below.


                  (c) In the event the Corporation shall propose to take any action of the types described in Section 4(a)(iii) or (iv) or Section 11, the Corporation shall give notice to each holder of a Warrant in the manner set forth herein, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Warrant Price then in effect and the number, kind or class of shares or other securities or property which shall be delivered or purchasable upon the occurrence of such action or deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         5. ADJUSTMENT OF WARRANT SHARES. Upon each adjustment of the Warrant Price as provided in Section 4, the holder hereof shall thereafter be entitled to subscribe for and purchase, at the Warrant Price resulting from such adjustment, the number of Warrant Shares equal to the product of (i) the number of Warrant Shares existing prior to such adjustment and (ii) the quotient obtained by dividing (A) the Warrant Price existing prior to such adjustment by
(B) the new Warrant Price resulting from such adjustment. No fractional shares of Common Stock shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to this paragraph shall be eliminated without consideration.

         6. COVENANTS AS TO COMMON STOCK. The Corporation covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation further covenants and agrees that the Corporation will from time to time take all such action as may be requisite to assure that the stated or par value per share of Common Stock is at all times equal to or less than the then effective Warrant Price per share of Common Stock issuable upon exercise of this Warrant. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Corporation further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares of Common Stock upon the exercise of this Warrant require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon exercise, then the Corporation will in good faith and expeditiously as possible endeavor to secure such registration or approval, as the case


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may be. If and so long as the Common Stock issuable upon the exercise of the rights represented by this Warrant is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such capital stock.

         7. NO SHAREHOLDER RIGHTS. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Corporation.

         8. RESTRICTIONS ON TRANSFER. The holder of this Warrant acknowledges that neither this Warrant nor the Warrant Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act") and the holder of this Warrant agrees that no sale, transfer, assignment, hypothecation or other disposition of this Warrant or the Warrant Shares shall be made in the absence of (a) current registration statement under the Securities Act as to this Warrant or the Warrant Shares and the registration or qualification of this Warrant or the Warrant Shares under any applicable state securities laws is then in effect or (ii) an opinion of counsel reasonably satisfactory to the Corporation to the effect that such registration or qualification is not required. Each certificate or other instrument for Warrant Shares issued upon exercise of this Warrant shall, if required under the Securities Act or the rules promulgated thereunder, be imprinted with a legend substantially to the foregoing effect.

         9. ADDITIONAL RIGHTS.

         (a) The Corporation hereby grants to the holder of this Warrant those rights set forth on Exhibit A attached hereto, the provisions of which are incorporated herein by reference and made a part hereof as if set forth herein in their entirety.

         (b) The Corporation and the other parties thereto shall have entered into the Second Amended and Restated Stockholders Agreement among the Corporation and the Stockholders (as defined therein) and attached hereto as Exhibit B, on or prior to the date hereof.

         10. REPRESENTATIONS AND WARRANTIES.

         (a) CAPITAL STOCK; SECURITIES. The authorized stock of Corporation consists of (a) 35,897,208 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 21,541,160 shares of Class B (Non-Voting) Common Stock, par value $.01 per share (the "Class B Common Stock"), of which 9,476,208 shares of Class A Common Stock and 13,558,652.5 shares of Class B Common Stock are issued and outstanding as of the date hereof, and (b) 5,356,643 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 788,200 shares have been designated Series A Preferred Stock, 1,478,359 shares have been designated Series C Preferred Stock, 932,401 shares have been designated Series C-1 Preferred Stock, 1,757,683 shares have been designated Series D Preferred Stock and 400,000 shares have been designated Series E Preferred Stock, all of which are issued and outstanding as of the date hereof. The Corporation has reserved (a) 5,674,085 shares of Class B Common Stock for issuance upon exercise of outstanding options and warrants and
(b) 13,658,672.5 shares of Class A Common Stock for issuance upon conversion of Preferred Stock.

         (b) AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Corporation of this Warrant and the consummation of the transactions contemplated hereby and the issuance of the Warrant Shares hereunder have been duly and validly authorized by all necessary corporate action on the part of the Corporation; and this Warrant when executed and delivered by the Corporation will be duly and validly executed and delivered by the Corporation and the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

         (c) No Conflicts. The execution, delivery and performance of this Warrant and the consummation by the Corporation of the transactions contemplated hereby, including the issuance of the Warrant Shares hereunder, and compliance by the Corporation with any provision hereof will not in any material respect conflict with, result in any violations of, cause a default under (with or without due notice, lapse of time or both), under any term, condition or provision of (x) any instrument, contract or agreement to which the Corporation is a party, or by which the Corporation or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any governmental authority applicable to the Corporation or any of its properties, assets or rights or (z) the Corporation's Charter or by-laws.

         11. TRANSFER OF WARRANT; AMENDMENT. Subject to the restriction set forth in Section 8, this Warrant and all rights hereunder are transferable, in whole, or in part, at the agency or office of the Corporation referred to in
Section 2, by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed, in blank, shall be deemed negotiable, and, when so endorsed the holder hereof may be treated by the Corporation and all other persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Corporation, any notice to the contrary notwithstanding; but until each transfer on such books, the Corporation may treat the registered holder hereof as the owner hereof for all purposes.

         12. REORGANIZATIONS, ETC. In case, at any time during the Exercise Period, of any capital reorganization, of any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing operation and which does not result in any change in the Common Stock) or of the sale of all or substantially all the properties and assets of the Corporation as an entirety to any other corporation, this Warrant shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which such holder would have been entitled if he had held the Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. In any such reorganization or other action or transaction described above, appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Warrant Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Corporation will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation or entity (if other than the Corporation) resulting from such transaction or the corporation or entity purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered holder hereof at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

         13. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Corporation may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Corporation, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

         14. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

         15. NOTICES. All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopier or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

                  If to the Corporation, to:

                      Medscape, Inc.
                      134 West 29th Street
                      New York, New York 10001-5399
                      General Counsel
                      Telecopier:  212-760-3140
                      e-mail address: Contract_Notice@mail.medscape.com

              and

                  If to AOL as follows:

                      America Online, Inc.
                      22000 AOL Way
                      Dulles, Virginia  20166
                      Attention:  General Counsel
                      Telecopier: (703) 265-2208


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
                      e-mail address:  ptcapp@aol.com

Or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received
(i) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. As used in this Section 14, "business day" shall mean any day other than a day on which banking institutions in the Commonwealth of Virginia are legally closed for business.

         16. BINDING EFFECT ON SUCCESSORS; SURVIVAL. This Warrant shall be binding upon any corporation succeeding the Corporation by merger, consolidation or acquisition of all or substantially all of the Corporation's assets. All of the obligations of the Corporation relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Corporation shall inure to the benefit of the successors and assigns of AOL.

         17. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Virginia.

         18. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Corporation shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then Fair Market Value of one Warrant Share.




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
         IN WITNESS WHEREOF, the undersigned have caused this Warrant and Warrant Agreement to be executed by their duly authorized officers on the date first above written.

                                        MEDSCAPE, INC.



                                        By: ______________________________
                                            Name:
                                            Title:





ATTEST: ___________________________
             SECRETARY

                                        AMERICA ONLINE, INC.



                                        By: ______________________________
                                            Name:



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
                              FORM OF SUBSCRIPTION
                     [To be signed upon exercise of Warrant]

                  The undersigned, the holder of the Warrant, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, _________ shares of _________ of [ISSUER] and herewith makes payment of $_________ therefor, and requests that the certificates for such shares be issued in the name of and delivered to, _________________________________, whose address is
_________________________________________________.


Dated:_____________
                                   _________________________________
                                   (Signature)



                                   _________________________________
                                    (Address)




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
                               NOTICE OF EXCHANGE


                        (To be executed by the Holder in
                         order to exchange the Warrant.)

                  The undersigned hereby irrevocably elects to exchange this Warrant into __________ shares (the foregoing number constituting the number of Warrant Shares to be issued pursuant to Section 3 of this Warrant) of ________ of [ISSUER], minus any shares to be deducted from the foregoing number in accordance with the terms of this Warrant, according to the conditions thereof. The undersigned desires to consummate such exchange on ________________.

Dated:

                                        _____________________________
                                        Name of Holder:

                                        By:__________________________

                               FORM OF ASSIGNMENT

                  [To be signed only upon transfer of Warrant]

                  For value received, the undersigned hereby sells, assigns and transfers unto the right represented by the Warrant to purchase _______ shares of _________ of [ISSUER], to which the Warrant relates, and appoints [Name of Attorney] to transfer such right on the books of [ISSUER], with full power of substitution in the premises.


Dated:_____________


                                   ____________________________
                                   (Signature)

Signed in the presence of:

______________________________




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
                                    EXHIBIT A

                                ADDITIONAL RIGHTS

         1. INFORMATION RIGHTS.

                  (a) [Reserved]

                  (b) Until such time as the Corporation becomes subject to the periodic reporting provisions of Securities Exchange Act of 1934 (the "Exchange Act"), the Corporation shall furnish to the holder hereof:

                           (i) within 30 days after the end of each month in each fiscal year (other than the last month in each fiscal year), a balance sheet of the Corporation and the related consolidated statement of income, unaudited but certified by the principal financial officer of the Corporation, such balance sheets to be as of the end of such month and such statements of income to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case subject to normal year-end adjustments and without supporting notes;

                           (ii) within 20 days after the end of each quarter in each fiscal year, a balance sheet of the Corporation and the related consolidated statement of income, unaudited but certified by the principal financial officer of the Corporation, such balance sheets to be as of the end of each quarter and such statements of income to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case subject to normal year-end adjustments and without supporting notes;

                           (iii) within 90 days after the end of each fiscal year of the Corporation, a balance sheet of the Corporation as of the end of such fiscal year and the related statements of income, changes in stockholders' equity and cash flows of the Corporation for the fiscal year then ended, together with supporting notes thereto, certified in accordance with generally accepted accounting principles, without qualification as to scope of audit, by a firm of independent public accountants of recognized national standing selected by the Corporation; and

                           (iv) prompt notice of (A) any event of default under any agreement with respect to material indebtedness for borrowed money or a material purchase money obligation, and any event which, upon notice or lapse of time or both, would constitute such an event of default which would permit the holder of such indebtedness or obligation to accelerate the maturity thereof, and (B) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Corporation to carry on its business substantially as now or then conducted, or materially affect the business, operations, properties, assets or financial condition of the Corporation.

                  (c) At such time as the Corporation becomes subject to the periodic reporting provisions of the Exchange Act, the Corporation shall provide the holder hereof promptly upon filing, copies of all registration statements, prospectuses, periodic reports and other documents filed by the Corporation with the Commission.

         2. PARTICIPATION RIGHTS.

                  (a) The following terms have the following meanings:

                           (i) "Equity Securities" means (i) all shares of capital stock of the Corporation, (ii) all securities convertible into or exchangeable for shares of capital stock of the Corporation and
         (iii) all options, warrants, or other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

                           (ii) "New Securities" means all Equity Securities other than Excluded Securities (as defined in Section 4 of the Warrant).

                           (iii) "Proportionate Percentage" shall mean, that percentage figure which expresses the ratio that (x) the number of outstanding shares of Common Stock issued to AOL bears to (y) the number of shares of voting capital stock of the Corporation then outstanding.

                  (b) If, prior to the firm underwritten initial public offering of registered Common Stock, the Corporation proposes to offer New Securities to any person or entity at any time, the Corporation shall, before such offer, deliver to AOL an offer (the "Offer") to sell, upon the terms set forth in this Section, AOL's Proportionate Percentage of the New Securities (the "Offered Securities") to AOL and AOL's Proportionate Percentage of any New Securities not accepted for purchase by any other parties having similar rights to purchase the same (as to AOL the "Over-Allotment Right"). The Offer shall state that the Corporation proposes to issue the Offered Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of 30 days (the "Preemptive Period") from the date of its delivery.

                  (c) AOL may accept the Offer by delivering to the Corporation a notice (the "Purchase Notice") within the Preemptive Period. The Purchase Notice shall state the number of Offered Securities AOL desires to purchase (including whether and to what extent AOL desires to exercise its Over-Allotment Right). The sale of Offered Securities with respect to which AOL delivered a Purchase Notice shall be made on a mutually acceptable business day, after expiration of the Preemptive Period on those terms and conditions of the Offer not inconsistent with this Section.

                  (d) The Corporation may issue and sell the remaining Offered Securities or any portion thereof not so subscribed for on the terms and conditions of the Offer to any person or entity within 90 days after expiration of the Preemptive Period. If such issuance is not made within such 90-day period, the restrictions provided for in this Section shall again become effective.

                  (e) The obligations of the Corporation under this Section 2 shall not apply to (i) an underwritten public offering of Common Stock of the Corporation registered pursuant to the Securities Act (an "IPO") or (ii) a Corporate Transaction (as defined in the Warrant).

                                    EXHIBIT J

                               APPROVED ICP TOOLS


The Approved ICP Tools are the following consumer oriented health management tools that have been developed by Softwatch for the Consumer Versions launch. ICP represents to AOL that the tools listed below are an accurate representation of the current tools being developed for the Consumer Versions launch by Softwatch as of the effective date of the Agreement.

A.  SELF-CARE MANAGEMENT TOOLS
     Diary
         Weight
         Medication
         Doctor visits
         Memos
         To Dos
         Peak flow
         Blood pressure
         Glucose level
         Health journal (condition specific only)
         Graphs (Chart)
         Postcard functionality limited to health specific issues

B.  NUTRITION MANAGEMENT TOOLS
    Nutrition tracking
    USDA and user contributed food database (over 10,000 foods)
    BMI calculation, RDA guidelines and personal nutritional goal setting Add new food, recipe, or meal
    Interactive database search
    Immediate visual feedback
    Graphs and reports of nutritional information
    Diary-to-go

C. EXERCISE MANAGEMENT TOOLS
   Exercise and activity tracking
   A database of activities
   Calculations of time and energy burnt
   Add new physical activity
   Graphs and reports of exercise information


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